UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2017

Cable One, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-36863	13-3060083
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

210 E. Earll Drive, Phoenix, Arizona	85012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 364-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.             ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the previously announced retirement, effective December 29, 2017 (the “Retirement Date”), of Alan H. Silverman, Senior Vice President, General Counsel and Secretary of Cable One, Inc. (the “Company”), and in consideration of his 34 years of service to the Company, his assistance on transition matters and his agreement to certain restrictive covenants (including execution of a Company-standard irrevocable release and covenants regarding noncompetition, non-solicitation, no-hire and confidentiality), the Compensation Committee of the Board of Directors of the Company has approved a separation agreement, which provides for payment in the first quarter of 2018 of (a) one year’s base salary, or $315,000, (b) an amount of  $300,000 in respect of Mr. Silverman’s 2017 annual bonus and (c) an amount equal to the estimated cost of Mr. Silverman’s health insurance premiums  for a period of two years.   In accordance with the terms of the applicable award agreement, Mr. Silverman will vest as of the Retirement Date in a prorated portion of his unvested equity awards granted prior to 2017, based on the percentage of the vesting period that has elapsed as of the Retirement Date.  The remaining unvested portion of these awards will be canceled, and Mr. Silverman will receive cash consideration in respect of the canceled portion, the amount of which will be determined based on the closing price of the Company’s common stock on the Retirement Date.  The separation agreement, entered into by the Company and Mr. Silverman on November 17, 2017, will become effective on the eighth day following Mr. Silverman’s execution of the irrevocable release described above, which is anticipated to occur on the Retirement Date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cable One, Inc.

By:	/s/ Julia M. Laulis
	Name:	Julia M. Laulis
	Title:	President and Chief Executive Officer

Date: November 22, 2017